July 1, 2019

Dear Member,
The Federal Home Loan Bank of Des Moines (the "Bank") is pleased to announce the election of Jason Meyerhoeffer to the Bank’s board of directors. On June 25, 2019, in accordance with Federal Housing Finance Agency (FHFA) regulations, the board elected Mr. Meyerhoeffer to serve the remainder of the four-year Idaho member director term that became vacant on April 8, 2019. This term will expire on December 31, 2022.

Mr. Meyerhoeffer is president and chief executive officer of First Federal Savings Bank of Twin Falls in Twin Falls, Idaho, FHFA #2479, and served in leadership roles since 1996. Prior to his current role, he served as executive vice president and chief lending officer from 2002 to 2016. He has a nearly 25-year career in banking that began in 1995 as a regional credit officer with West One Bank N.A. Mr. Meyerhoeffer has served as director of several business development corporations and state banking trade associations.
The Bank's board of directors is comprised of both member and independent directorships from Alaska, Hawaii, Idaho, Iowa, Minnesota, Missouri, Montana, North Dakota, Oregon, South Dakota, Utah, Washington, Wyoming, the U.S. Pacific territories of American Samoa and Guam and the Commonwealth of the Northern Mariana Islands.
If you have any questions about the election process, please contact Dara Queck, SVP/Member and Financial Operations Officer at dqueck@fhlbdm.com or 515.412. 2336.

Sincerely,

Dara Queck
SVP/Member & Finance Operations Officer
dqueck@fhlbdm.com